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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made and entered into on the 4th day of October, 2006 by and among Robert B. Korbelik, individually ("Mr. Korbelik"), The Robert B. Korbelik Trust dated December 14, 1995, as amended and restated July 20, 2000, Robert B. Korbelik and Debra A. Korbelik, trustees (the "Seller's Trust", and together with Mr. Korbelik, the "Sellers"), being the owner of all of the issued and outstanding capital stock of Premier Pneumatics, Inc., a Kansas corporation (the "Company"), and Premier Pneumatics, Inc., a Delaware corporation (the "Buyer").

     The Seller's Trust owns all of the issued and outstanding capital stock of the Company (the "Shares"). The Buyer desires to purchase from the Seller's Trust, the Seller's Trust desires to sell to the Buyer and Mr. Korbelik desires to cause the Seller's Trust to sell to the Buyer, all of the Shares in accordance with the provisions of this Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

     1. Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as defined in Section 2.1(a) hereof) the Seller's Trust shall sell to the Buyer and the Buyer shall purchase from the Seller's Trust all of the Shares in exchange for a total purchase price of $27,564,670 (the "Purchase Price"), which Purchase Price shall be payable at the Closing (as defined in Section 2.1(a) hereof) as follows:

     (a) cash in the amount of $25,564,670 shall be paid by the Buyer to the Seller's Trust in the manner provided in Section 2.1(b) hereof; and

     (b) cash in the amount of $2,000,000 shall be deposited by the Buyer with the escrow agent (the "Escrow Agent") designated in the escrow agreement (the "Escrow Agreement") in substantially the form of Exhibit A hereto to be entered into at the Closing among the Buyer, the Sellers and the Escrow Agent, and shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

The Purchase Price has been calculated as set forth on Exhibit B hereto. The Purchase Price is subject to adjustment after the Closing pursuant to Section
2.2 hereof.

     2. Closing; Post-Closing Adjustment to Purchase Price.

     2.1 Closing. (a) The closing (the "Closing") of the sale and purchase of Shares described in Section 1 hereof shall take place at the offices of the Company, commencing at 9:00 a.m., local time, on the date hereof. The date of the Closing is sometimes herein referred to as the "Closing Date", and the Closing shall be deemed effective for accounting and tax purposes as of the close of business on the Closing Date (the "Effective Time").

     (b) At the Closing, the Seller's Trust shall deliver to the Buyer, free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, the certificates for the Shares in negotiable form, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, in exchange for the delivery by the Buyer (i) to the Seller's Trust, the consideration to be paid to the Seller's Trust pursuant to Section 1(a) hereof and (ii) to the Escrow Agent, the amount to be held by the Escrow Agent under the Escrow Agreement pursuant to Section 1(b) hereof. The cash payment to the Seller's Trust shall be by wire transfer of immediately available funds to such account at such bank as the Seller's Trust shall direct in writing delivered to the Buyer no less than three business days prior to the Closing.

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     (c) At the Closing, the Sellers shall make available to the Buyer the written resignations of all the directors of the Company, and they shall cause to be made available to the successor directors and to the officers of the Company, including any new officers elected on the Closing Date (the "post-Closing Company directors and officers"), all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer and subscriber lists, files and other documents, instruments and papers belonging to the Company and shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of the Company and of all other things and matters pertaining to the operation of the business of the Company to be transferred and delivered to the post-Closing Company directors and officers. At the Closing, the Sellers and the Buyer shall enter into the Escrow Agreement with the Escrow Agent, and the Sellers shall deliver to the Buyer, and the Buyer shall deliver to the Sellers, the certificates, opinions and other instruments and documents referred to in Sections 6 and 7 hereof, respectively.

     (d) At the Closing, Mr. Korbelik shall repay to the Company all indebtedness for money borrowed owing by him to the Company (the "Korbelik Debt"), and he shall receive in exchange therefor any promissory notes evidencing such repaid indebtedness duly marked by the Company as "cancelled". Mr. Korbelik may repay the Korbelik Debt on the Closing Date by directing in writing in form satisfactory to the Buyer that a portion of the Purchase Price be used for this purpose.

     2.2 Post- Closing Adjustment to Purchase Price.

     (a) Definitions.

          (i) "Audited Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2005 included in the Audited Financials (as defined in Section 3.7 hereof).

          (ii) "Closing Balance Sheet" means a balance sheet of the Company as of the Closing, prepared in accordance with this Agreement and GAAP applied consistently with the principles applied in the preparation of the Audited Balance Sheet (to the extent they are consistent with GAAP). The Closing Balance Sheet shall take into account all of the transactions contemplated by this Agreement, including without limitation (A) the repayment and cancellation of the Korbelik Debt referred to in Section 2.1(d) hereof, (B) the payment prior to the Closing of all amounts owing by the Company under the Company's phantom stock plan units referred to in Section 3.5(c) hereof, and (C) the assignment to Summit Quest, LLC, and entity owned by the Seller's Trust and a trust for the benefit of Mr. Korbelik's spouse, prior to the Closing of all of the membership interests of Mariposa Group, LLC and related transactions referred to in Section 3.6(b) hereof.

          (iii) "Closing Net Working Capital Target" means $164,670 (being the Net Working Capital amount set forth on Exhibit B hereto).

          (iv) "Current Assets" means all current assets of the Company set forth on the Closing Balance Sheet.

          (v) "Current Liabilities" means all current liabilities of the Company set forth on the Closing Balance Sheet.

          (vi) "GAAP" means U.S. generally accepted accounting principles.

          (vii) "Net Working Capital Adjustment" means (A) if the amount of Net Working Capital at Closing on the finally determined Closing Balance Sheet is less than the Closing Net Working Capital Target, a dollar for dollar decrease to the Purchase Price by the amount of the deficiency in Net Working Capital at Closing (for example, if the Net Working Capital is


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     $64,670, the Purchase Price would be decreased by $100,000), and (B) if the amount of the Net Working Capital at Closing on the finally determined Closing Balance Sheet is greater than the Closing Net Working Capital Target, a dollar for dollar increase to the Purchase Price by the amount of the excess of Net Working Capital at Closing (for example, if the Net Working Capital is $264,670, the Purchase Price would be increased by $100,000.

          (viii) "Net Working Capital" means Current Assets minus Current Liabilities.

     (b) As soon as reasonably practicable following (but not more than 60 days after) the Closing Date, the Buyer shall prepare, at the Buyer's expense, and deliver to the Seller's Trust, a written statement (the "Final Purchase Price Calculation Statement") setting forth the Closing Balance Sheet and the Buyer's calculations (the "Buyer's Proposed Calculations") of the amount of the Net Working Capital at Closing and the Net Working Capital Adjustment calculated by reference thereto.

     (c) Within 30 days after its receipt of the Final Purchase Price Calculation Statement, the Seller's Trust shall notify the Buyer in writing of its agreement or disagreement with the Final Purchase Price Calculation Statement and the accuracy of any of the Buyer's Proposed Calculations (and during such 30 day period, the Buyer shall grant the Seller's Trust and its accountants reasonable access to all work papers, schedules and calculations used in the preparation of the Final Purchase Price Calculation Statement). If the Seller's Trust disputes any aspect of the Final Purchase Price Calculation Statement or the amount of any of the Buyer's Proposed Calculations within such 30 day period, then the Seller's Trust shall have the right to direct its independent accountants, at the expense of the Seller's Trust, to review and verify the accuracy of the Final Purchase Price Calculation Statement, and if the Seller's Trust does not dispute any aspect of the Final Purchase Price Calculation Statement or the amount of any of the Buyer's Proposed Calculations within such 30-day period, then the Final Purchase Price Calculation Statement and the Buyer's Proposed Calculations shall be conclusive and binding upon the Buyer and the Sellers. In the event of a dispute, the Seller's Trust and its accountants shall complete their review and verification of the Final Purchase Price Calculation Statement within 30 days after the Seller's Trust's receipt thereof and, if the Seller's Trust and its accountants, after such review and verification, still disagree with the Buyer's Proposed Calculations, the Seller's Trust shall submit its proposed alternative calculations (the "Seller's Proposed Calculations") of the amount of Net Working Capital at Closing, and the Net Working Capital Adjustment calculated by reference thereto, to the Buyer in writing within 45 days after the Seller's Trust's receipt of the Final Purchase Price Calculation Statement. If the Buyer does not accept the Seller's Proposed Calculations within 15 days after the Buyer's receipt thereof, then, within 15 days after the date of the Buyer's rejection of (or failure to timely accept) the Seller's Proposed Calculations, the Seller's Trust and the Buyer shall select a mutually acceptable and nationally recognized independent accounting firm (such firm, the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items") by conducting the Independent Accounting Firm's own review and verification of the Final Purchase Price Calculation Statement, and thereafter selecting either the Seller's Proposed Calculations of the Remaining Disputed Items or the Buyer's Proposed Calculations of the Remaining Disputed Items or an amount in between the two. The Seller's Trust and the Buyer shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The parties acknowledge that Ernst & Young LLP is a mutually acceptable firm to be designated as the Independent Accounting Firm. Each of the Buyer and the Seller's Trust agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. The Buyer and the Seller's Trust shall each pay their own costs and expenses incurred under this Section 2.2(c). The costs and expenses of the Independent Accounting Firm shall be borne one-half by the Buyer and one-half by the Seller's Trust. The Independent Accounting Firm shall act as an arbitrator to determine, based upon the provisions of this Section 2.2(c), only the Remaining Disputed Items and, in any event, each Remaining Disputed Item shall be no less than the lesser of the amount claimed by either the Buyer or the Seller's Trust, and shall be no greater than the greater of the amount claimed by either the Buyer or the Seller's Trust.


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     (d) Upon the final determination, in accordance with Section 2.2(c), of the
Final Purchase Price Calculation Statement and the final calculations of the amounts of the Net Working Capital at Closing and the Net Working Capital Adjustment calculated by reference thereto, the Purchase Price shall be adjusted as follows:

          (i) If the Net Working Capital at Closing is greater than the Closing Net Working Capital Target, then the Buyer shall pay to the Seller's Trust the Net Working Capital Adjustment (being the amount equal to any such excess); and

          (ii) If the Net Working Capital at Closing is less than the Closing Net Working Capital Target, then the Sellers shall pay to or as directed by the Buyer the Net Working Capital Adjustment (being an amount equal to any such deficiency).

          (iii) Any payments made by the Buyer to the Seller's Trust, or by the Sellers to or as directed by the Buyer, pursuant to this Section 2.2(d) shall be made by wire transfer of immediately available funds no later than three Business Days after the final determination referred to in the first sentence of this Section 2.2(d) and shall be deemed to be adjustments to the Purchase Price for all purposes.

     3. Representations and Warranties of the Sellers. Each Seller, jointly and severally, represents and warrants to the Buyer as follows:

     3.1 Share Ownership; Authority. The Seller's Trust is the lawful owner of record and beneficially of the Shares, free and clear of all pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation any agreements, subscriptions, options, warrants, calls, commitments or rights (contingent or otherwise) of any character granting to any person any interest in or right to acquire from the Seller's Trust at any time, or upon the happening of any stated event, any Shares. Each Seller has full right, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity).

     3.2 Validity of Contemplated Transactions; Etc. The execution, delivery and performance of this Agreement by the Sellers will not contravene or violate (a) any law, rule or regulation to which either Seller is subject or (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to (except for such consents as have been already been obtained, all of which are listed on Schedule 3.2), any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which either Seller is a party or otherwise bound or affected. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by either Seller.

     3.3 No Claims Against the Company. Neither Seller has any claim, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, against the Company for any reason, other than claims in the ordinary course, consistent with past practice, for the payment of salary, 401k contributions, expense reimbursements or payments arising from other employee benefit plans to the extent accrued but not yet paid (all of which shall be fully reflected on the Closing Balance Sheet).


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     3.4 Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and it has all requisite power and authority and all licenses, permits and authorizations necessary to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. The Company is not required to be qualified as a foreign corporation authorized to do business in any other jurisdiction.

     3.5 Capitalization. (a) The total authorized capital stock of the Company consists of (i) 500,000 shares of Company Class A Common Stock, of which 300,000 shares are issued and outstanding (all such issued and outstanding shares have been previously defined as the "Shares"), and (ii) 100,000 shares of Company Class B Common Stock, of which no shares are issued and outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Company and were issued in compliance with all applicable charter documents of the Company and all applicable federal, state and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of the Shares or any other shares of capital stock of the Company. All redemptions and repurchases of shares of capital stock by the Company, each of which is listed and described on
Schedule 3.5 hereto, have been completed in accordance with law and the terms thereof, and the Company has no liability or obligation of any nature in connection therewith. Except for the agreements, contracts and commitments listed on Schedule 3.5 hereto, the Company is not a party to, and has not within the past five years entered into or made, any agreement, contract or commitment in connection with any redemption or repurchase of shares of its capital stock.

     (b) There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from the Company or the Seller's Trust any shares of, or any securities convertible into shares of, the capital stock of the Company.

     (c) The Company has terminated all phantom stock plans of the Company, including without limitation the (i) First Amendment and Restatement of Phantom Stock Plan and Agreement, dated as of November 28, 2005, between the Company and Gary E. Lee; (ii) First Amendment and Restatement of Phantom Stock Plan and Agreement, dated as of November 28, 2005, between the Company and Michael Wedel; and (iii) First Amendment and Restatement of Phantom Stock Plan and Agreement, dated as of November 28, 2005, between the Company and Todd Smith (collectively, the "Phantom Stock Plans"). The Company has made full distributions of all amounts owed under all phantom stock plans of the Company in accordance with
Section 409A of the Code (as defined in Section 3.13(f) hereof).

     3.6 No Interest in Other Entities. (a) The Company does not own any shares of any corporation, and the Company does not have any ownership, membership or other investment interest, either of record, beneficially or equitably, in any association, company, partnership, joint venture or legal entity, except for bank, checking and money market accounts and other cash equivalent investments.

     (b) As part of the transactions contemplated by this Agreement, immediately prior to the execution and delivery of this Agreement the Company transferred, on a quit claim basis without representation, warranty or other recourse to the Company, all of the membership interests of Mariposa Group, LLC, a Delaware limited liability company (the "Former Subsidiary"), to Mr. Korbelik. All maintenance, permits, licenses and other records or agreements previously in the possession of the Company and relating to the aircraft owned by the Former Subsidiary have also been transferred to Mr. Korbelik or the Former Subsidiary. The Company does not have any remaining liability or obligation in connection with the Former Subsidiary or with any maintenance, permits, licenses and other records or agreements relating to the aircraft owned by the Former Subsidiary.

     3.7 Financial Statements. (a) The Sellers have delivered to the Buyer prior to the date hereof (i) the consolidated balance sheets of the Company as of December 31, 2005, 2004 and 2003 and the


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related consolidated statements of earnings, stockholder's equity and cash flows for the 12-month periods then ended, reported on without qualification by KPMG LLP, independent auditors (the "Audited Financials") and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2006 (the "June Balance Sheet") and the related unaudited consolidated statements of earnings and stockholder's equity for the six-month period then ended (the "Unaudited Financials"; and together with the Audited Financials, the "Company
Financials"). The Company Financials (including without limitation all notes, comments, schedules and supplemental data contained in or annexed to such statements), true, correct and complete copies of all of which are attached hereto as Schedule 3.7, are accurate, complete and in accordance with the books and records of the Company and the Former Subsidiary in all material respects and present fairly the financial position and assets and liabilities of the Company and the Former Subsidiary as of their respective dates and the results of their operations and their cash flows for the periods then ended, in conformity with GAAP except, in the case of the Unaudited Financials, for the omission of footnote information and for normal year-end audit adjustments (none of which will be material).

     (b) The accounting books and records maintained by the Company, and upon which all of the Company Financials are based, taken as a whole, accurately reflect all items of income and expense, assets, liabilities and businesses of the Company and the Former Subsidiary. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

     (c) The outstanding balance under that certain Promissory Note, dated May 4, 2004, between Commerce Bank, N.A. and the Former Subsidiary, was paid in full on April 28, 2006; the lender thereof has terminated and released all rights and interests with respect thereto, and neither the Company nor the Former Subsidiary has any remaining liability or obligation in connection therewith.

     (d) Except as set forth on Schedule 3.7(d), the Company does not have any indebtedness for money borrowed or capital leases.

     3.8 Accounts Receivable. To Sellers' knowledge, none of the accounts receivable of the Company are subject to valid defenses, set-offs or counterclaims other than normal returns and allowances and were generated only in the ordinary course of business.

     3.9 Inventory. All inventory of the Company consists of items of a normal quality and quantity saleable in the ordinary course of its business consistent with past practice.

     3.10 Absence of Undisclosed Liabilities. (a) The Company is not liable for or subject to any liability except for:

          (i) those liabilities and obligations reflected on the June Balance Sheet to the extent not heretofore paid or discharged;

          (ii) those liabilities and obligations arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

          (iii) those liabilities and obligations incurred, consistent with past practice, in the ordinary course of its business since June 30, 2006, which liabilities and obligations in the aggregate are of a character and magnitude consistent with past practice.

For purposes of this Agreement, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense,


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obligation or responsibility, either accrued, absolute, contingent or otherwise and whether known or unknown.

     (b) The Company does not have any liability for any dividend or other distribution to the Sellers. Since June 30, 2006, the Company has not redeemed, purchased or otherwise acquired any of its capital stock.

     3.11 Existing Condition. Except as disclosed on Schedule 3.11 hereto, since June 30, 2006, the Company has been operated in the ordinary course of business consistent with past practice and the Company has not:

     (a) sold, assigned or transferred any of its assets or properties except in the ordinary course of its business consistent with past practice;

     (b) made or committed to make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate;

     (c) paid, or committed to pay, any bonuses, incentive compensation or other similar payments;

     (d) declared, made, paid or otherwise become committed to make or pay any dividend or other distribution in respect of its capital stock or phantom stock, except for distributions to the Seller's Trust of amounts reasonably required to cover the estimated income taxes of the Seller's Trust on income earned by the Company (all of which distributions are listed on Schedule 3.11 hereto);

     (e) hired any new employees or made any offers of employment to any person, except for persons as were either hired or offered employment on an at-will basis;

     (f) created, incurred, assumed or guaranteed any indebtedness for money borrowed or incurred any other liabilities exceeding $25,000 in the aggregate except for current liabilities incurred consistent with past practice;

     (g) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, results of operations, assets, liabilities or financial condition or (ii) of any item carried on its books of account at more than $25,000;

     (h) made any material, long-term commitments with respect to the Company or its business other than in the ordinary course of business consistent with past practice;

     (i) suffered any material adverse change in its business, results of operations, assets, liabilities or financial condition;

     (j) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its directors, officers or employees, or to either Seller, or made any increase in, or any addition to, other benefits to which any of its directors, officers or employees or either Seller may be entitled; or

     (k) entered into any transaction other than in the ordinary course of its business consistent with past practice.

Except as disclosed on Schedule 3.11 hereto, since June 30, 2006, the Company has not made or suffered any amendment to or termination of any material contract or commitment to which it is or was a party or by which it or any of its properties are or were bound.


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     3.12 Assets and Properties. (a) Schedule 3.12 hereto contains a description of each parcel of real property owned, leased from another or subleased from another by the Company or in which the Company has any real estate interest and each lease agreement under which the Company has any direct or indirect leasehold interest in any real property (collectively, "Real Property"). The Company does not lease any of the Real Property to any other parties, either as a lessor or sublessor. Schedule 3.12 hereto also contains a list of all inventory and equipment (having a value in excess of $10,000 individually on the books of the Company) owned by the Company as of June 30, 2006. The Company owns outright, has good and valid title (and as to any owned Real Property, marketable and fee title) to and is in possession of all of its Real Property and other owned properties and assets, whether real, personal or mixed, including without limitation all of the properties and assets reflected in the June Balance Sheet and those acquired since June 30, 2006 (except in each case for properties and assets sold or otherwise disposed of since June 30, 2006 in the ordinary course of its business consistent with past practice), free and clear of all mortgages, liens, pledges, security interests, leases, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable and items disclosed on Schedule 3.12 hereto. All leases, subleases, licenses, permits and authorizations in any manner related to the Real Property, or any material assets, properties or businesses of the Company and all other instruments, documents and agreements pursuant to which the Company has obtained the right to use any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, subleases, licenses, permits, authorizations, instruments, documents or agreements any existing default by the Company, or to the knowledge of either Seller any other party thereto, or event which with the giving of notice or lapse of time, or both, would constitute such a default.

     (b) All facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of tangible personal property owned, leased or used by the Company are in good operating condition and repair, subject to normal wear and tear and routine maintenance, are useable in the regular and ordinary course of the Company's business and conform to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof.

     (c) The Real Property includes without limitation all machinery, equipment, appliances and fixtures necessary for the adequate supply of heat, ventilation, air conditioning, electricity, water service, fire protection, gas and lighting service to the buildings that are located on the Real Property.

     (d) Since January 1, 2001, no notice has been received by either Seller or the Company from the holder of any mortgage or from any insurance company that has issued a policy with respect to any of the Real Property or by any Board of Fire Underwriters, or other body exercising similar functions, claiming any defects or deficiencies with respect to any of the Real Property, or requesting performance of any demolition, repairs, alterations or other work to any of the Real Property.

     (e) No public or private nuisance condition currently exists, or to the knowledge of either Seller or the Company has existed, on or with respect to any of the Real Property.

     (f) The Real Property has connections to sanitary sewer, storm sewer, water, electricity, gas, telephone and all other necessary utilities and services, and there are no circumstances or conditions which exist which would result in termination of such connections.

     (g) There is no present, or to the knowledge of either Seller threatened, ban, moratorium or other limitation of any kind on new connections or additional flows to any sewage treatment plant serving or to serve the Real Property or the conveyance facilities leading to any such sewage treatment plant.


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     (h) No work has been or, as of the Closing Date, will be performed at, and no materials have been or, as of the Closing Date, will be furnished to, any of the Real Property which might give rise to any mechanics', materialmen's or other lien against any of the Real Property.

     3.13 Tax Matters. (a) The Company has filed all Tax Returns (as defined in
Section 3.13(p) hereof) that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes (as defined in Section 3.13(p) hereof) owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.

     (b) Except as set forth on Schedule 3.13(b), since January 1, 2001, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company.

     (c) No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. Except as set forth on Schedule 3.13(c), the Company has not received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

     (d) Schedule 3.13(d) hereto lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2001, indicates all Tax Returns for such taxable periods that have been audited and indicates all Tax Returns for such taxable periods that currently are the subject of an audit. The Sellers have delivered to the Buyer true, correct and complete copies of all federal income Tax Returns for taxable periods ended on or after January 1, 2001. The Sellers have delivered to the Buyer copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since 1996.

     (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (f) The Company has not made any material payments, is not obligated to make any material payments and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under sections 280G, 404 or 162 of the Internal Revenue Code of 1986, as amended (the "Code") or that will trigger the imposition of penalty taxes under section 409A of the Code. The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any person (other than the Company) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (g) The unpaid Taxes of the Company (i) as of June 30, 2006 did not exceed the accrual for Tax liability (rather than any accrual for deferred taxes established to reflect timing differences between book and tax income), if any, set forth on the face of the June Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that accrual as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company.

     (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations section 1.1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

     (i) The Company (and any predecessor of the Company) is currently, and has been since December 23, 1986, an S corporation within the meaning of sections 1361 and 1362 of the Code and pursuant to any comparable provisions of state and local law. During its existence as an S corporation, the Company (and any predecessor of the Company) has complied with all applicable federal, state, and local tax laws relating to election as an S corporation. The Company is not and has not been subject to either the built-in-gains tax under Section 1374 of the Code or the passive income tax under Section 1375 of the Code.

     (j) The Company has not distributed stock of another entity and has not had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by sections 355 or 361 of the Code.

     (k) The Company has not entered into any transaction that is either a "listed transaction" or that the Company or either Seller believes or has a reasonable basis to believe is a "reportable transaction" (both as defined in Treas. Reg. Section 1.6011-4, as modified by Rev. Proc. 2004-68, Rev. Proc. 2004-67, Rev. Proc. 2004-66, Rev. Proc. 2004-65 and Rev. Proc. 2004-45).

     (l) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

     (m) The Sellers are eligible to join with Buyer in making a Section 338(h)(10) Election with respect to the acquisition by the Buyer of the Company.

     (n) Schedule 3.13(n) sets forth a good faith estimate of the tax basis of the Company's assets and the tax basis of the Sellers' Shares as of the Closing Date, used for the purpose of illustrating the principles upon which the Section 338(h)(10) Gross Up will be calculated.

     (o) Sellers represent that based upon their respective tax profiles and the transactions contemplated herein, that they will receive no federal tax benefit for state Taxes paid as a result of the Section 338(h)(10) Election.

     (p) For purposes of this Agreement, "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person; and "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, include any amendments thereto and any substitute or successor provisions thereto.

     3.14 Legal Proceedings; Etc. Except as disclosed on Schedule 3.14 hereto, there are no disputes, claims, actions, suits or proceedings (including without limitation local zoning or building ordinance proceedings), arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of the Company or either Seller, threatened or contemplated, by or against or affecting the Company or its assets or businesses, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind. Neither the Company nor either Seller has any knowledge of any condition or state of facts or the occurrence of any event that might reasonably be expected to form the basis of any dispute, claim, action, suit, proceeding or arbitration against or affecting the Company. The Company is not a party to the provisions of any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority.

     3.15 Compliance with Law. The Company has complied in all material respects with each, and is not in material violation of any, law, rule or regulation to which it or its business is, or its operations, assets or properties are, subject and has not failed to obtain or adhere in all material respects to the requirements of any license, permit or other authorization necessary to the ownership of its assets and properties or to the conduct of its business. Without limiting the generality of the foregoing, (a) none of the Sellers, the Company, or to the knowledge of either Seller any director, officer, employee or agent of or any consultant to the Company or any other person authorized to act on behalf of the Company, has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of the government of any country or any political subdivision, agency or instrumentality thereof or any employee or agent of any customer or supplier of the Company, and (b) the Company is in compliance in all material respects with all applicable federal, state and local laws respecting employment and employment practices, including without limitation laws relating to employment discrimination and sexual harassment.

     3.16 Validity of Contemplated Transactions; Etc. The execution, delivery and performance of this Agreement by the Sellers will not contravene or violate
(a) any law, rule or regulation to which the Company is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Company or (c) the charter documents of the Company; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to (except for such consents as have been already been obtained, all of which are listed on Schedule 3.16), any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which the Company is a party or otherwise bound or affected or by which any of the assets or properties of the Company may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change any of the existing rights or obligations of the Company thereunder.

     3.17 Insurance. Schedule 3.17 hereto contains a true, correct and complete list of all insurance policies (including any deductible amounts) in effect now or at any time during the past five years with respect to the Company and its business and properties, together with a description of each insurance claim in excess of $25,000 made by the Company during the past five years. There has been no default by the Company, or to the knowledge of either Seller any other party thereto, under any such coverage, nor has there been any failure to give any notice or present any claim under any such coverage in a timely fashion or in the manner or detail required by the policy or binder. There are no outstanding unpaid premiums other than premiums accrued but not yet payable in the ordinary course of business of the Company, and there are no provisions in any insurance coverage of the Company for retroactive or retrospective premium adjustments. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such coverage has been received by the Company. All general liability insurance policies maintained by the Company are and within the past ten years have been occurrence policies, and there have been no gaps in the maintenance of such coverage during such ten year period. Except as disclosed on Schedule 3.17 hereto, there are no outstanding performance bonds or other surety arrangements covering or issued for the benefit of either the Company or its business or as to which the Company has or may incur any liability.

     3.18 Contracts and Commitments. Except as listed and described on Schedule
3.18 hereto or, in the case of benefit plans and arrangements, Schedule 3.21 hereto, the Company is not a party to or otherwise bound or affected by any written or oral agreement, contract, commitment or arrangement:

     (a) with any present or former stockholder, director, officer, employee or consultant or for the employment of any person, including without limitation any consultant;

     (b) with any labor union or other representative of employees;

     (c) for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $50,000 or more;

     (d) to sell or supply products or to perform services, involving in any one case $50,000 or more;

     (e) (i) providing for payments based upon the revenues or profits of the Company or any other entity or (ii) continuing over a period of more than six months from the date hereof or exceeding $50,000 in value;

     (f) with a sales representative or sales agent;

     (g) to lease any real or personal property under which it is either lessor or lessee;

     (h) that is a note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other agreement, contract, commitment or arrangement for the borrowing or lending of money (including without limitation loans to or from Mr. Korbelik or any trustee or beneficiary of the Seller's Trust or any member of any of their immediate families), line of credit, guarantee, pledge or undertaking relating in any manner whatsoever of or to the indebtedness of any other person;

     (i) with any governmental agency, commission, department or other governmental body or for any political or charitable contribution;

     (j) for any capital expenditure in excess of $25,000;

     (k) limiting or restraining it from engaging or competing in any lines of business with any person, nor to the knowledge of either Seller is any officer or employee of the Company subject to any such agreement;

     (l) including any license, franchise, distributorship or other similar agreement, contract or commitment, including without limitation those which relate in whole or in part to any patent, trademark, trade name, service mark, or copyright or application(s) or registration(s) for any of the foregoing, or to any ideas, technical assistance or other know-how or any other intellectual property of or used by the Company; or

     (m) any other material agreement, contract or commitment not made in the ordinary course of its business and that is not required to be disclosed under any other subsection in this Section 3.18.

     Except as may be disclosed on Schedule 3.18 hereto, each of the agreements, contracts, commitments, arrangements, leases and other instruments, documents and undertakings listed on Schedule 3.18 hereto, or not required to be listed thereon because of the term or amount involved or otherwise, is valid and enforceable in accordance with its terms, and the Company, and to the knowledge of the Sellers the other parties thereto, are in compliance in all material respects with the provisions thereof, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the knowledge of either Seller, any other party thereto; furthermore, except as may be disclosed on Schedule 3.18 hereto, no such agreement, contract, commitment, arrangement, lease or other instrument, document or undertaking, in the reasonable opinion of the Company or either Seller, contains any contractual requirement with which there is a reasonable likelihood the Company or any other party thereto will be unable to comply. To the knowledge of the Sellers, there are no outstanding or threatened material disputes or disagreements with respect to any such agreement, contract, commitment, arrangement, lease or other instrument. There are no negotiations of, or attempts to renegotiate, outstanding rights to any amounts paid or payable by or to Company or either Seller under current or contemplated agreements, contracts, commitments, arrangements, leases and other instruments disclosed on Schedule 3.18 other than negotiations and renegotiations that arise in the ordinary course of business none of which will materially impact such agreements, contracts, commitments, arrangements, leases and other instruments disclosed on Schedule 3.18.

     3.19 Additional Information. Schedule 3.19 hereto contains, to the extent not described in some other Schedule hereto, accurate lists and summary descriptions of the following:

     (a) all vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of personal property owned or leased by the Company, specifying which are owned and which are leased and, with respect to leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease, and also specifying serial numbers (where appropriate) and location that have a value individually on the books of the Company of, or for which the aggregate of any remaining lease payments amount to, more than $10,000;

     (b) all real property and interests in real property owned, leased or otherwise held by the Company, specifying which are owned, leased or otherwise held and, with respect to leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

     (c) the names of all present directors of the Company;

     (d) the names and current annual salaries or hourly rates of all present officers and employees of the Company together with a statement of the full amount of any bonuses, profit sharing or other remuneration paid to each such person and to any director during the current or the last fiscal year or payable to each such person in the future and the basis therefor;

     (e) the names and addresses of each bank and other financial institution or fund in which the Company maintains an account (whether checking, savings, money market or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access with respect thereto;

     (f) a listing and description of all cash equivalent items held by the Company;

     (g) all licenses, permits and governmental authorizations issued to or otherwise held by the Company;

     (h) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

     (i) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof; and

     (j) a listing of any current liabilities of the Company not incurred in the ordinary course of business consistent with the past practice.

     3.20 Labor Matters. There are no labor controversies, grievances, troubles or disputes, in any manner or form whatsoever, pending or threatened against the Company, and neither the Company nor either Seller has any knowledge of any facts that would be likely to give rise to such a controversy, trouble, grievance or dispute. There is no union representing the interests of any employees of the Company, there are no employees of the Company known or believed by the Company or either Seller to be currently seeking union representation, there is no union known or believed by the Company or the Sellers to be currently seeking to represent such employees and, within the past five years, the Company has not committed any unfair labor practice, as defined in the National Labor Relations Act, as amended. The relations of the Company with its employees are good (routine individual grievances excepted), and none of the Sellers or the Company has knowledge of any facts that would be likely to affect adversely such relations.

     3.21 Benefit Plans and Arrangements. (a) Schedule 3.21 hereto lists all employee benefit plans (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other funds, policies, arrangements, practices, customs and understandings or programs relating to one or more employees of the Company or a Benefits Affiliate (as defined in this Section 3.21), whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded or (iv) generally available to any or all employees (or former employees) of the Company or one or more of its Benefits Affiliates (or their beneficiaries or dependents), which were or are established, contributed to or maintained by the Company or one or more of its Benefits Affiliates, including without limitation welfare, fringe benefit, pension, profit sharing, retirement, stock purchase, stock option, phantom stock, stock bonus, disability or wage continuation, sick pay or vacation pay, supplemental unemployment, severance or deferred compensation plans (the "Plans"). For purposes of this Section 3.21 only, the term "Benefits Affiliate" shall include (i) any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Company, (ii) any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with the Company,
(iii) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes the Company and (iv) any other entity required to be aggregated with the Company pursuant to the regulations issued under section 414(o) of the Code.

     (b) The Sellers have delivered or made available to the Buyer true, correct and complete copies of (i) all documents governing the Plans, and all amendments thereto, (ii) all reports filed, with respect to any portion of the period beginning on January 1, 2001 and ending on the Closing Date, by the Company, a Benefits Affiliate or a Plan official with the United States Department of Labor, the Internal Revenue Service (the "IRS") or any other federal or state regulatory agency with respect to a Plan, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of the Plans, (iv) all actuarial, accounting and financial reports, if any, prepared with respect to any of the Plans and (v) all currently effective IRS ruling or determination letters on any of the Plans.

     (c) The Plans and provisions thereof, any trusts created thereby and the operation of the Plans are (and at all times have been) in compliance with and conform (and at all times have been in compliance with and conformed) in all material respects to the applicable provisions of the Code, ERISA and all other applicable statutes and governmental rules and regulations.

     (d) The Plans marked on Schedule 3.21(d) hereto as "Qualified Plans" are the only Plans that are intended to meet the requirements of section 401(a) of the Code (a "Qualified Plan"). The Company and its Benefits Affiliates have never maintained or contributed to any other Qualified Plan. Each of the Qualified Plans has been determined by the IRS to be qualified under section 401(a) of the Code and exempt from tax under section 501(a) of the Code, and each such determination remains in effect and has not been revoked. Except as disclosed on Schedule 3.21(d), nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty or tax under ERISA or the Code, and the Qualified Plans have been timely amended to comply with current law and regulations to the extent such amendments are required by law at the time of Closing.

     (e) With respect to each Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could result in any material liability, direct or indirect, for the Company or a Benefits Affiliate or any stockholder, officer, director or employee of the Company or a Benefits Affiliate. The Company and its Benefits Affiliates have paid all amounts that the Company and its Benefits Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law. No Plan provides for the investment in stock of the Company or a Benefits Affiliate.

     (f) The Company and its Benefits Affiliates have not incurred any liability for any excise, income or other taxes or penalties with respect to any Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such liability. There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Plans, or by or on behalf of any participants in or beneficiaries of any Plans or other persons, alleging any breach of fiduciary duty on the part of the Company or any Benefits Affiliate or any of their officers, directors or employees under ERISA or any applicable law, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there any basis for any such claim. No Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other governmental entity, and no matters are pending with respect to any Plan under any IRS program.

     (g) No Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement, and no payments or benefits under any Plan or other agreement of the Company or its Benefits Affiliates will be considered "excess parachute payments" under section 280G of the Code. No Plan triggers the imposition of penalty taxes under section 409A of the Code. Each Plan that is subject to section 409A of the Code has been maintained and operated in good faith based on IRS guidance with respect to section 409A of the Code and has been amended to comply with section 409A of the Code. Neither the Company nor any Benefits Affiliate has declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

     (h) Neither the Company nor any Benefits Affiliate has made any plan or commitment, whether or not legally binding, to create any additional Plan or to modify or change any existing Plan. No statement, either written or oral, has been made by the Company or its Benefits Affiliates to any person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to the Company or its Benefits Affiliates. All Plans may be amended or terminated without penalty by the Company or its Benefits Affiliates at any time on or after the Closing.

     (i) All persons classified by the Company or its Benefits Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company and its Benefits Affiliates have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company and its Benefits Affiliates have no obligations to provide benefits with respect to such persons under Plans or otherwise. No individuals are currently providing, or have ever provided, services to the Company or its Benefits Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its Benefits Affiliates entered into any arrangement whereby such services will be provided.

     (j) No Plan is, and neither the Company nor any Benefits Affiliate has any liability, actual or contingent, with respect to any Plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a multiemployer pension plan, as that term is defined in sections 4001(a)(3) and 3(37) of ERISA, (iii) a plan providing life, health or medical benefits to retired or terminated employees (other than as required by sections 601-608 of ERISA) or (iv) a "multiple employer welfare arrangement" as defined in section 3(40) of ERISA.

     (k) With respect to any Plan that is an employee welfare benefit plan (within the meaning of section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deductions and (ii) any Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) materially complies, and in each and every case has in all material respects complied, with all applicable requirements of ERISA and section 4980B of the Code.

     3.22 Environmental Matters. In addition to the representations and warranties in Section 3.15 hereof and not in limitation thereof, and except as disclosed on Schedule 3.22 hereto, (a) no releases of Hazardous Materials (as defined in this Section 3.22) have occurred at or from any property which is now owned, operated, leased or otherwise used by the Company or which was owned, operated, leased or otherwise used at any prior time by the Company or any of its predecessors, (b) there are no past, pending or threatened Environmental Claims (as defined in this Section 3.22) against the Company, (c) to the knowledge of the Company there are no underground storage tanks owned by the Company, or located at any facility now or at any prior time owned, operated, leased or otherwise used by the Company or any of its predecessors, (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit (each as defined in this Section 3.22) in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property owned, operated, leased or otherwise used by the Company, or to give rise to any legal liability of the Company under the Environmental Laws pertaining to any property now or at any prior time owned, operated, leased or otherwise used by the Company or any of its predecessors, (e) neither the Company nor either Seller has received a request under any of the Environmental Laws for information relating to any property now or at any prior time owned, operated, leased or otherwise used by the Company or any of its predecessors, (f) there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to any property now or at any time owned, operated, leased or otherwise used by the Company or any of its predecessors, (g) none of the properties owned, operated, leased or otherwise used by the Company or any of its predecessors, are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the CERCLA Information System, or any comparable state or local environmental database, (h) there are no pending, and there have not been in the past, Environmental Claims relating to any asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now or at any prior time owned, operated, leased or otherwise used by the Company, and, to the knowledge of the Company, there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now or at any prior time owned, operated, leased or otherwise used by the Company or any of its predecessors, (i) except as set forth on Schedule 3.22, neither the Company nor either Seller has provided information to any governmental authority of any actual, threatened or suspected releases of Hazardous Materials or any violation of an Environmental Permit or other requirement of Environmental Laws and (j) there is no liability with respect to the cleanup or investigation at any facility or property at which the Company or any of its predecessors disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials. As used in this Agreement:

          (i) "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a governmental authority or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Laws or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property of the Company or any of its predecessors, or any facility or property at which the Company or any of its predecessors disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including without limitation employees of the Company seeking damages for exposure to Hazardous Materials;

          (ii) "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials;

          (iii) "Environmental Permits" means any and all permits, licenses, approvals, authorizations and consents required by any governmental authority under any applicable Environmental Laws and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Laws; and

          (iv) "Hazardous Materials" means any and all hazardous, toxic or radioactive substances, materials and wastes which are regulated by any state or local governmental authority or the United States of America, including without limitation any material or substance that is: (A) defined as a "hazardous substance", "regulated substance" or "solid waste" under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos, (D) designated as a "hazardous substance" pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321), (E) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (F) defined as a "hazardous substance" pursuant to section 101 of the CERCLA,
     (G) defined as a "regulated substance" pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6991) or (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Section 11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300(f) et seq., or the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

     3.23 Intellectual Property Matters. (a) Schedule 3.23(a) hereto contains a true, correct and complete list of all patents and patent applications, trademark applications and registrations, service mark applications and registrations, trade names, and registrations and applications for registration of industrial designs, and copyright applications and registrations, mask works, trade dress and domain names owned, used, held for use or relied upon by the Company in the conduct of its business as presently conducted specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration or application number of the item and (iv) the date of application and issuance or registration of the item.

     (b) Schedule 3.23(b) hereto contains a true, correct and complete list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any patents, patent applications, industrial design rights, trademarks, trademark applications or registrations, service marks, service mark applications or registrations, trade names, trade dress, copyrights, mask works, trade secrets, inventions, know-how, technology, designs, formulae, confidential and proprietary information, computer software programs (whether in source code or object code) and related documentation (other than standard, commercially available programs pursuant to "shrink wrap" licenses having fully-paid license fees of less than $10,000), domain names and other intellectual property owned, used, held for use or relied upon by the Company in the conduct of its business as presently conducted or as it is currently contemplated to be conducted, and (ii) by which the Company licenses or otherwise authorizes a third party to use such intellectual property. Neither the Company nor, to the knowledge of the Sellers, any other party is in breach of or default under any such license or other agreement, and each such license and other agreement is now and immediately following the Closing shall be valid and in full force and effect.

     (c) Except as set forth in Schedule 3.23(c) hereto, the Company owns or is licensed or otherwise has the exclusive right to use, and has the right to bring actions for the infringement or other violation of, all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets, inventions, know-how, technology, designs, formulae, confidential and proprietary information, computer software programs (whether in source code or object code) and related documentation (other than standard, commercially available programs pursuant to "shrink wrap" licenses having fully-paid license fees of less than $10,000), domain names and other intellectual property necessary for the operation of the Company in the conduct of its business as presently conducted.

     (d) Except as set forth in Schedule 3.23(d) hereto, the business operations of the Company do not, nor do any products or services of the Company, to the knowledge of the Company, infringe, dilute or otherwise violate the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets, domain names or other intellectual property rights of any third party, and no claim has been made, notice given, or dispute arisen to that effect. Except as set forth in Schedule 3.23(d), to the knowledge of Sellers, no third party is violating or infringing or has violated or infringed any of the Company's patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets, domain names or other proprietary rights. Except for indemnification for the benefit of the Company's customers in the ordinary course of business, the Company has not given any indemnification rights to any third party against infringement of any intellectual property rights.

     (e) Except as set forth in Schedule 3.23(e) hereto, all registrations listed or required to be listed on Schedule 3.23(a) are valid and in full force, are held of record in the name of the Company free and clear of all mortgages, licenses, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as set forth in Schedule 3.23(e) hereto, the Company is the applicant of record in all applications listed or required to be listed on Schedule 3.23(a), and no opposition, extension of time to oppose, interference, rejection or refusal to register has been received in connection with any such application.

     (f) To the knowledge of each of the Sellers, none of the trade secrets, know-how or other confidential or proprietary information of the Company has been disclosed to any person unless such disclosure was necessary and was made pursuant to a confidentiality agreement or similar obligation regarding the non-disclosure of confidential information.

     (g) All computer software programs (whether in source code or object code) and related documentation are owned by the Company or used pursuant to valid licenses or other enforceable rights and are not "bootleg" versions or copies. The computer software programs used to operate the business, to the knowledge of the Company, (i) are in satisfactory working order and scalable to meet current and reasonably anticipated capacity; (ii) have reasonable security, back ups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of a material error, breakdown, failure or security breach from occurring and to ensure if such an event does occur it does not cause a material disruption to the business of the Company; (iii) are configured and maintained so as to minimize the effects of viruses and do not contain trojan horses or other malicious code; and (iv) have not suffered any material error, breakdown, failure or security breach in the last twelve months which has caused disruption or damage to the businesses of the Company.

     3.24 Transactions with Affiliates. None of the Sellers nor any current or former director, officer, stockholder or employee of the Company owns or during the past three years has owned, directly or indirectly, or has, or within the past three years has had, an interest, either of record, beneficially or equitably, in any business, corporate or otherwise, which (a) has or had, or which is or was a party to, or in any asset or property which is or was the subject of, any material contract, agreement, business arrangement, relationship or course of dealing with the Company, or (b) conducts any of the same businesses as, or a similar business to, any of the businesses conducted by the Company.

     3.25 No Brokers or Finders. Except for St. Charles Capital, LLC and the Sellers' attorneys and accountants, whose fees and expenses have been and are the sole responsibility of the Sellers and not the Company or the Buyer, the marketing of the Company and all negotiations by the Sellers relative to this Agreement have been carried on by the Sellers directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission or compensation in respect hereof or the consummation of the transactions contemplated hereby.

     3.26 No Third Party Options. There are no existing agreements, options, commitments or rights with, to or in any third person to acquire any of the assets or properties of the Company or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice for the sale of the Company's products and services.

     3.27 Schedules; Delivery of Documents; Corporate Records. The Sellers have delivered or made available to the Buyer the originals or true, correct and complete copies of all documents, including without limitation all amendments, supplements or modifications thereof or waivers currently in effect thereunder, referred to on the Schedules hereto or otherwise material to the representations and warranties in this Agreement and have also delivered to the Buyer copies of the Articles of Incorporation and the Bylaws (each as amended to date) of the Company. The minute and stock record books of the Company, which have been made available to the Buyer for its inspection, contain true, correct and complete copies of all charter documents and the records of all meetings and consents in lieu of meeting of the Boards of Directors (and any committees thereof) and voting stockholders of the Company since the date of its incorporation.

     3.28 Completeness of Disclosure. No representation or warranty by either Seller contained in this Agreement, any Schedule or any Exhibit contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading. There is no fact, development or threatened development (excluding general business conditions in the industry in which the Company operates and general economic factors affecting business in general) which the Sellers have not disclosed to the Buyer in writing which has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, prospects, assets, liabilities or financial condition of the Company. Notwithstanding any provision of this Agreement to the contrary, no Seller makes any representation or warranty of any kind or nature with respect to any projections or forecasts regarding the business, operations, prospects, financial condition, financial performance or any other matter, of or relating to the Company.

     4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

     4.1 Corporate Existence. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2 Corporate Power and Authorization. The Buyer has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance hereof by the Buyer have been duly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity).

     4.3 Validity of Contemplated Transactions; Etc. The execution, delivery and performance of this Agreement by the Buyer will not contravene or violate (a) any law, rule or regulation to which the Buyer is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Buyer or (c) the Certificate of Incorporation or Bylaws of the Buyer; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment or agreement, oral or written, to or by which the Buyer is a party or otherwise bound or affected or by which any of the Buyer's assets or properties may be bound or affected. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance hereof by the Buyer.

     4.4 No Brokers or Finders. All negotiations by the Buyer relative to this Agreement have been carried on by the Buyer or its affiliates directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission or compensation in respect hereof or the consummation of the transactions contemplated hereby.

     5. Covenants.

     5.1 Non-Competition. The Buyer and Mr. Korbelik hereby agree that the covenants set forth in this Section 5.1 are a material and substantial part of the transactions contemplated by this Agreement.

     (a) Prohibited Activities. Until three years after the Closing Date, Mr. Korbelik agrees that he will not, anywhere in the United States, Canada or Mexico (the "Territory"), unless in accordance with the Buyer's prior written consent:

          (i) (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, any business or enterprise engaged anywhere in the Territory in any of the businesses engaged in by the Company on the Closing Date;

          (ii) call on or solicit any person who or which is, at that time, or has been within two years prior thereto, a customer of the Company with respect to any business covered by clause (i) above; or

          (iii) solicit the employment of or hire any person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by the Company on a full or part-time basis.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Mr. Korbelik from acquiring as a passive investment not more than one percent of the outstanding voting capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

     (b) Remedies. Mr. Korbelik acknowledges that (i) the business of the Company is conducted throughout the Territory and the provisions of this Section
5.1 are reasonable and necessary to protect the legitimate interests of the Buyer as the purchaser of the Shares, (ii) any violation of this Section 5.1 will result in irreparable injury to the Buyer and the Company, and that damages at law would not be reasonable or adequate compensation to the Buyer and the Company and (iii) the Buyer and the Company shall be entitled to have the provisions of this Section 5.1 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this
Section 5.1, including without limitation, estimated future earnings. In the event that the provisions of this Section 5.1 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

     (c) Jurisdiction. The Buyer and Mr. Korbelik intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 5.1 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to Section 9.14 hereof and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of the Buyer and each of the Sellers that such determination not bar or in any way adversely affect the right of the Buyer and the Company to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 5.1, such covenants being, for this purpose, severable into diverse and independent covenants.

     5.2 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

     (a) Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Buyer shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Sellers shall be solely responsible for Taxes of the Company with respect to such periods, and shall reimburse the Buyer therefor within 15 days after payment by the Buyer or the Company, but only if and to the extent such Taxes are not reflected in the accrual for Tax liability (rather than any accrual for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the finally determined Closing Balance Sheet.

     (b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. The Sellers shall pay to the Buyer within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the accrual for Tax liability (rather than any accrual for deferred Taxes established to reflect timing differences between book and Tax income) shown on the finally determined Closing Balance Sheet. For purposes of this
Section 5.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the

Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

     (c) Cooperation on Tax Matters. The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.2 and in any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers further agree, upon request of the other party, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation with respect to the transactions contemplated hereby). All Tax deductions relating to the payment of all amounts payable under the Phantom Stock Plans and any employee bonus or other compensation plan (collectively, the "Bonus Plans") to the extent accrued on the finally determined Closing Balance Sheet shall be reflected on the Form 1120S for the period ending on the Closing Date. For purposes of the preceding sentence, the Bonus Plans that are payable as a result of the Closing shall be treated as accrued immediately prior to the Effective Time. After the Closing Date, each Tax Return prepared or caused to be prepared by the Buyer with respect to the Company that relates to any period that includes days on or before the Closing Date shall be subject to pre-filing review by the Sellers. Unless otherwise agreed to by the parties, Tax Returns subject to such pre-filing review shall be submitted by the Buyer to the Sellers at least 15 days prior to the due date of such return, and the Sellers shall complete their review of such return and provide comments, if any, within 15 days of receipt. In the event of any disagreement relating to any such return between the Buyer and the Sellers, such disagreement shall be resolved by the Independent Accounting Firm, and any such determination by the Independent Accounting Firm shall be final, save for fraud or manifest error.

     (d) Company S Election. With respect to any period ended on or prior to the Closing Date, the Buyer and the Sellers shall not revoke (or allow to be revoked) the Company's election to be taxed as an S corporation within the meaning of sections 1361 and 1362 of the Code and any corresponding provisions of state law. The Buyer and the Sellers shall not take or allow any action, other than the transactions contemplated by this Agreement, that would result in the termination of the Company's status as a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code and any corresponding provisions of state law.

     (e) Section 338(h)(10) Election.

          (i) The Seller's Trust shall join with the Buyer in making an election under section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares; provided that, as a condition to the Seller's Trust making the Section 338(h)(10) Election, the Buyer shall pay to the Seller's Trust, in cash, the amount of additional consideration necessary to cause the Sellers' after-tax net proceeds from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-tax net proceeds that the Sellers would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate federal, state and local tax considerations (the "Section 338(h)(10) Gross Up"), in accordance with the payment and adjustment procedures set forth in Section 5.2(e)(iv) hereof. An illustration of a calculation of the Section 338(h)(10) Gross Up based on an good faith estimate of the ADSP of the assets of the Company and the tax basis of the Company's assets as of the Closing Date is set forth in Schedule 5.2(e)(i). After final determination of the ADSP of the Company's assets pursuant to Section 5.2(e)(iii), the final calculation of the Section 338(h)(10) Gross Up shall be made as set forth in Section 5.2(e)(iv). In determining the Section 338(h)(10) Gross Up, the Buyer and the Sellers shall take into account Mr. Korbelik's status as a resident of Colorado and the calculation must assume that long-term capital gain treatment would have been afforded to the Sellers for the sale of the Shares to Buyer in the absence of the Section 338(h)(10) Election being made.

          (ii) At the Closing, the Buyer shall deliver to the Seller's Trust for execution a Form 8023 and any similar form under state or local law, and any schedules or attachments thereto (collectively, the "Section 338 Forms"). Within ten days of receipt of the Section 338 Forms, the Seller's Trust shall duly and promptly execute such Section 338 Forms and shall deliver them to the Buyer. The Buyer shall timely file such executed
     Section 338 Forms and shall deliver copies of them to the Seller's Trust. The Seller's Trust and the Buyer shall file all Tax Returns (including amended returns and claims for refund) in a manner consistent with such
     Section 338 Forms.

          (iii) The Buyer and the Seller's Trust shall cooperate as provided herein to determine the "aggregate deemed sales price" in accordance with Treasury Regulations section 1.338-4 ("ADSP") and the allocation of the ADSP among the assets of the Company in accordance with Treasury Regulations sections 1.338-6 and 1.338-7. Within 10 days after the final determination of the Closing Balance Sheet, the Buyer shall initially determine and send written notice to the Seller's Trust of the ADSP and its allocation to the assets of the Company. The Seller's Trust will be deemed to have accepted the Buyer's calculation of the ADSP and its allocation unless it provides written notice of disagreement to the Buyer within 20 days after receipt of such calculation and allocation. If the Seller's Trust provides such notice to the Buyer, the parties shall attempt in good faith to agree to any disputed items. If, within 20 days after the Buyer receives the Seller's Trust's notice of disagreement, the parties have not reached agreement, the Independent Accounting Firm shall be engaged to determine any items remaining in dispute. The Sellers and the Buyer shall each pay one-half of the fees of the Independent Accounting Firm relating to such dispute. Buyer, the Company, and Sellers shall prepare and file Internal Revenue Service Form 8883, and all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the allocations determined pursuant to this Section 5.2(e)(iii).

          (iv) Section 338(h)(10) Gross Up.

                    (1) Within 20 days of the final determination of the ADSP and its allocation in accordance with Section 5.2(e)(iii), the Seller's Trust shall provide the Buyer a written calculation of the Section 338(h)(10) Gross Up, such calculation to be based on a materially accurate calculation of the Company's tax basis in its assets on the Closing Date. The Buyer will be deemed to have accepted such calculation unless it provides the Seller's Trust written notice of disagreement within 20 days of receipt of the Seller's Trust's calculation. If the Buyer provides written notice of disagreement, any items of disagreement shall be resolved in a manner similar to that provided in Section 5.2(e)(iii).

                    (2) The Section 338(h)(10) Gross Up shall be paid by Buyer by wire transfer to the Seller's Trust after the final calculation of the of the
Section 338(h)(10) Gross Up pursuant to Section 5.2(e)(iv) and at least 15 days prior to the due date of the federal estimated tax payment of the Sellers that encompasses the Closing.

                    (3) The Sellers shall refund the portion of the Section 338(h)(10) Gross Up that is excessive based on a breach of the representation made in Section 3.13(o). The Sellers shall refund the entire Section 338(h)(10) Gross Up in the event the Section 338(h)(10) Election is deemed invalid by a final determination of the applicable taxing or governmental authority.

     5.3 Benefit Plans. The Buyer shall cause the Company to pay to the Company's employees' 401(k) accounts at least the amounts accrued as of the Closing Date under the Company's 401(k) Profit Sharing Plan in a manner consistent with the Company's past practices. In addition, not later than January 31, 2007, the Buyer shall cause the Company to pay at least the amounts accrued as of the Closing Date under the Company's Management Incentive Compensation Plan in the amounts and to each of the individuals set forth on
Schedule 5.3 (the "Management Bonus Payments"). The Management Bonus Payments shall be deemed fully vested as of the Closing Date and shall be paid to the applicable employee (or any such employee's estate, if applicable) regardless of whether any such employee remains employed as of the payment date.

     6. Conditions Precedent to Buyer's Obligations. The obligation of the Buyer under this Agreement to purchase the Shares is subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

     6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Sellers contained in this Agreement shall be true, correct and complete on and as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Sellers on or before the Closing Date shall have been duly complied with, performed or satisfied by the Sellers; and the Buyer shall have received a certificate dated the Closing Date and signed by the Sellers to the foregoing effects.

     6.2 Opinion of Sellers' Counsel. The Buyer shall have received the written opinion dated the Closing Date of Faegre & Benson LLP, counsel for the Sellers, in form and substance satisfactory to the Buyer and its counsel.

     6.3 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Morgan, Lewis & Bockius LLP, counsel for the Buyer, in the exercise of its reasonable judgment. The Sellers shall also have delivered to the Buyer such other documents, instruments, certifications and further assurances as such counsel for the Buyer may reasonably require.

     7. Conditions Precedent to the Sellers' Obligations. The obligations of the Sellers under this Agreement to sell the Shares are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

     7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete on and as of the Closing Date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied by the Buyer; and the Sellers shall have received a certificate dated the Closing Date and signed by an officer of the Buyer to the foregoing effects.

     7.2 Opinion of Buyer's Counsel. The Sellers shall have received the written opinion dated the Closing Date of Morgan, Lewis & Bockius LLP, counsel for the Buyer, in form and substance satisfactory to the Sellers and their counsel.

     7.3 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Faegre & Benson LLP, counsel for the

Sellers, in the exercise of their reasonable judgment. The Buyer shall also have delivered to the Sellers such other documents, instruments, certifications and further assurances as such counsel for the Sellers may reasonably require.

     8. Indemnification.

     8.1 Indemnification by the Sellers. Each Seller jointly and severally shall reimburse, defend, indemnify and hold harmless the Buyer and its affiliates (including without limitation after the Closing the Company) and each of their directors, officers and other employees (each such person and its, his or her heirs, administrators, personal representatives, successors and assigns is referred to herein as a "Buyer Indemnified Party") from, against and in respect of:

     (a) any and all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, diminutions in value, settlement payments, deficiencies, costs and expenses (including without limitation reasonable attorneys' fees and expenses) (collectively, "Claims") suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of:

          (i) any breach of any representation or warranty of either Seller in this Agreement or in any certificate or other writing delivered by or on behalf of either Seller or the Company in connection herewith (excluding those breaches (if any) of Sections 3.15 and 3.22 of which the Buyer has actual knowledge at the time of Closing as a result of its environmental investigation of the Company);

          (ii) any nonfulfillment of any covenant or agreement on the part of either Seller set forth in this Agreement;

          (iii) the assertion against any Buyer Indemnified Party of any liability relating to or arising out of the Former Subsidiary, including without limitation the ownership or operation of the aircraft owned by the Former Subsidiary or the transfer of the membership interests thereof to Mr. Korbelik prior to the Closing;

          (iv) the assertion against any Buyer Indemnified Party of any liability relating to or arising out of any phantom stock plan of the Company, including without limitation the (i) First Amendment and Restatement of Phantom Stock Plan and Agreement, dated as of November 28, 2005, between the Company and Gary E. Lee; (ii) First Amendment and Restatement of Phantom Stock Plan and Agreement, dated as of November 28, 2005, between the Company and Michael Wedel; and (iii) First Amendment and Restatement of Phantom Stock Plan and Agreement, dated as of November 28, 2005, between the Company and Todd Smith; or

          (v) the assertion against any Buyer Indemnified Party of any liability relating to or arising out of the business, operations, assets or activities of the Company or any predecessor thereof at or prior to the Closing to the extent such liabilities are not fully reflected as current liabilities in the finally determined Closing Balance Sheet, or out of the actions or omissions of the Company's or any predecessor's directors, officers, stockholders, partners, employees or agents at or prior to the Closing; and

     (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.1.

     8.2 Indemnification by the Buyer. The Buyer shall reimburse, defend, indemnify and hold harmless each Seller (each such person and his or her heirs, administrators, personal representatives and assigns is referred to herein as a "Seller Indemnified Party") from, against and in respect of:

     (a) any and all Claims suffered, sustained, incurred or paid by any Seller Indemnified Party in connection with, resulting from or arising out of (i) any breach of any representation or warranty of the Buyer in this Agreement or in any certificate or other writing delivered by or on behalf of the Buyer in connection herewith, (ii) any nonfulfillment of any covenant or agreement on the part of the Buyer set forth in this Agreement, or (iii) the assertion against any Seller Indemnified Party of any liability or obligation relating to or arising out of the business, operations, assets or activities of the Company after the Closing, except to the extent such liabilities or obligations are described in Section 8.1(a) hereof; and

     (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.2.

     8.3 Limitations on Liability. Except as otherwise provided in Section 8.5 hereof and except that these limitations shall not apply to any indemnification claim arising under or with respect to any of Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7(c), 3.7(d), 3.13 and 3.25 hereof, the Sellers shall not be liable to any Buyer Indemnified Party under Section 8.1(a)(i) or (v) hereof (a) until and then only to the extent that the amount for which they would otherwise (but for this provision) be liable to any or all Buyer Indemnified Parties under such Sections exceeds in the aggregate $300,000 (the "Deductible") or (b) for an amount in excess of $4,250,000 provided, however, that the Deductible will also apply to any liability to any Buyer Indemnified Party relating to a breach of Section 3.13, or any other Section, to the extent such breach relates to any state income, sales, franchise or other similar state Tax.

     8.4 Survival of Representations and Warranties. Except as provided in
Section 8.5 hereof, the representations and warranties given or made by the Sellers or the Buyer in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of 24 months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns (as defined in Section 3.13 hereof) shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, (b) all representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7(c), 3.7(d), 3.25, 4.3 and 4.4
hereof shall survive the Closing without limitation, (c) the representations and warranties set forth in Section 3.21 hereof shall survive the Closing for a period of five years after the Closing Date, (d) the representations and warranties set forth in Section 3.22 hereof shall survive the Closing for a period of three years after the Closing Date and (e) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Except as set forth in Section 8.1(a)(i) hereof, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.

     8.5 Sole Remedy; Exceptions to Limitations; Etc.

     (a) Each Party's sole and exclusive remedy for any breach of this Agreement by any other Party shall be the provisions of Sections 8 and 9.8 hereof; provided, however, that (i) nothing set forth in this Section 8 shall be deemed to prohibit or limit any party's right at any time, on or after the Closing Date, to seek injunctive or equitable relief for the failure of any other party to perform any covenant or agreement contained in this Agreement and (ii) nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any Buyer Indemnified Party has, or might have, at law, in equity or otherwise, against the Sellers, or which the Sellers have or might have against the Buyer, based on any fraud or willful failure to fulfill any agreement or covenant set forth herein.

     (b) Any indemnification payments made by the Buyer or the Sellers pursuant to this Section 8 shall be treated by all parties as an adjustment to the Purchase Price hereunder.

     (c) Notwithstanding any provision of this Agreement to the contrary, the Buyer Indemnified Parties shall not be entitled to indemnification hereunder for any Claims arising from a breach of any representation or warranty regarding the Company or the Sellers hereunder, and the amount of any damages incurred in respect of any such breach shall not be included in the calculation of aggregate damages subject to the Deductible, to the extent such liabilities or obligations are fully reflected as current liabilities in the finally determined Closing Balance Sheet.

     (d) If and when a Buyer Indemnified Party receives a claim or demand from a third party for which the Buyer Indemnified Party has determined to assert an indemnification claim hereunder for a breach of Section 3.13, or any other Section, relating to any state income, sales, franchise or other similar state Tax, the Buyer shall cause the Company to administer and respond to such third party claim or demand in substantially the same manner as the manner in which the Company's affiliates respond to similar third party claims and demands in the ordinary course of business.

     8.6 Payment of Indemnification Obligations. In the event that either Seller or the Buyer is required to make any payment under this Section 8, such party shall promptly pay the Buyer Indemnified Party or the Seller Indemnified Party, as the case may be, the amount of such indemnity obligation. If there should be a dispute as to such amount, such Seller or the Buyer, as the case may be, shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 8 and the portion, if any, theretofore paid shall bear interest for the period from the date the amount was demanded by the Buyer Indemnified Party or the Sellers, as the case may be, until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the "prime rate" from time to time of Citizens Bank of Pennsylvania or its successor. So long as any amounts are held by the Escrow Agent under the Escrow Agreement and are not subject to a previously asserted indemnification claim (the "Available Escrow"), the Buyer (on behalf of itself or any other Buyer Indemnified Party asserting an indemnity claim) shall first look to the Available Escrow for payment of any indemnity claim and shall seek payment from the Sellers for amounts, if any, in excess of the Available Escrow.

     8.7 Indemnification Procedure. All claims for indemnification under Sections 8.1 and 8.2 hereof shall be asserted and resolved as follows:

     (a) In the event that any claim or demand for which an indemnifying party (each an "Indemnifying Party") would be liable to an indemnified party (each an "Indemnified Party") hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided that the failure to so notify the Indemnifying Party shall not limit the rights of the Indemnified Party except to the extent that the Indemnifying Party has been materially prejudiced thereby. The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests; provided that no such motion, answer or other pleading shall admit to any allegation for which indemnity is sought in such a way that materially prejudices the Indemnifying Party's right to defend against a claim or demand as provided hereunder. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the

Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be settled or prosecuted by the Indemnifying Party to a final conclusion within a reasonable period of time under the circumstances. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 8 then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest as provided in Section 8.6 hereof.

     (b) The Indemnifying Party shall not settle any Claim without the consent of the Indemnified Party if: (i) the amount of any such settlement exceeds the Deductible, or (ii) the settlement will have a material adverse effect on the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Indemnified Party or the Company.

     (c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

     (d) The procedures set forth in this Section 8.7(d) and Sections 8.7(a) and
(c) hereof shall not apply to claims or demands of a Buyer Indemnified Party which, in the reasonable opinion of the Buyer, would be covered by the Deductible.

     (e) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the defense by an Indemnifying Party of any third party claim that is the subject of indemnification hereunder to ensure the proper and adequate defense of any such claim. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision of books, records and information which are reasonably relevant to any such third party claim or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any such material provided hereunder.

     9. Miscellaneous.

     9.1 Expenses; Sales and Transfer Taxes. (a) The Buyer shall pay its expenses incidental to the negotiation and preparation hereof and, through the Closing, the carrying out by it of the provisions hereof and the consummation by it of the transactions contemplated hereby. The Sellers, and not the Company, shall pay their and the Company's expenses incidental to the marketing of the Company and the negotiation and preparation hereof and, through the Closing, the carrying out by them and the Company of the provisions hereof and the consummation by the Sellers of the transactions contemplated hereby, including without limitation all amounts owing to St. Charles Capital, LLC and SDR Ventures. The parties hereto shall pay their own expenses incidental to the carrying out of the provisions hereof after the Closing, and no such expenses of the Sellers, including without limitation the Sellers' legal fees and expenses, shall be paid by or out of any of the assets or properties of the Company.

     (b) The Buyer shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby, and the Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Sellers will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

     9.2 Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral and including without limitation the letter agreement dated August 15, 2006, are superseded by this Agreement.

     9.3 Assignment and Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and assigns of the parties hereto.

     9.4 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     9.5 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by certified mail, postage prepaid, or by recognized courier service, as follows:

If to Buyer, to:                       If to either Seller, to:

Premier Pneumatics, Inc.               Robert B. Korbelik
c/o K-Tron International, Inc.         123 Beaver Dam Road, Unit B -West
Routes 55 and 553                      Vail, CO 81657
P.O. Box 888                           Fax: (970) 476-9192
Pitman, NJ 08071
Attention: Edward B. Cloues, II
Chairman and Chief Executive Officer
Fax: (856) 582-7968

with a required copy to:               with a required copy to:

Morgan, Lewis & Bockius LLP            Faegre & Benson LLP
1701 Market Street                     3200 Wells Fargo Center
Philadelphia, PA 19103                 1700 Lincoln Street
Attention: Timothy Maxwell, Esq.       Denver, Colorado 80203-4532
Fax: (215) 963-5001                    Attention: Douglas R. Wright, Esq. or
                                       Nathaniel G. Ford, Esq.
                                       Fax: (303) 607-3600

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched or, if given by any other means, shall be deemed given only when actually received by the addressee.

     9.6 No Public Announcements. Prior to the Closing, none of the Buyer, the Sellers or any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or any of the transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     9.7 Release. Effective as of the Closing and without the requirement of taking any further action, each Seller hereby fully and forever remises, releases, acquits and discharges the Company (for the benefit of the Company and the Buyer) of and from any and all claims, demands, agreements, contracts, covenants, promises, actions, compensation and benefits (including without limitation current and future severance compensation; but excluding any unpaid wages and salary compensation), suits, causes of action, obligations, controversies, debts, costs, expenses, accounts, damages, judgments, losses and liabilities of whatever kind or nature, at law or in equity or otherwise, whether known or unknown, which against the Company he or it may have had, now has or can, shall or may now or in the future have, for or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of these presents, including without limitation all matters relating in any way to any future termination of employment with the Company; provided that the foregoing release shall in no way affect the rights of a Seller to seek indemnification from the Company pursuant to the Company's Articles of Incorporation and Bylaws for a claim against such Seller with respect to which such Seller would be entitled to be so indemnified by the Company ("D&O Indemnity") (i) to the extent that such claim does not arise out of or relate to a matter for which the Company is entitled to indemnification from such Seller pursuant to Section 8 hereto, or (ii) if such claim does arise out of or relate to a matter for which the Company is entitled to indemnification from such Seller pursuant to Section 8 hereto, then the amount of any D&O Indemnity obligation of the Company shall be limited to (x) the amount by which the Deductible has not been exceeded by all Buyer Indemnified Party claims that would apply against the Deductible, plus (y) if but only after the Sellers have made payments under Section 8 equal to the Cap, any remaining amount of such D&O Indemnity claim. Any indemnification payments made by the Company to any Seller for a D&O Indemnity claim under clause (ii)(x) of the preceding sentence shall thereafter be included for the purpose of determining whether the Deductible has been reached.

     9.8 Specific Performance. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement.

     9.9 Delaware Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware.

     9.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of, and may be enforced by, the parties hereto and, (a) in the case of Section 5.1 hereof, each affiliate of the Buyer (including without limitation after the Closing the Company), (b) in the case of Section 8 hereof, the other Buyer Indemnified Parties and Seller Indemnified Parties and, (c) in the case of Sections 5.1, 9.1(a) and 9.7 hereof, the Company, and also in each case his or its heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     9.11 Headings; Interpretation. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. Any reference to "knowledge of the Company" or "best knowledge of the Company" and each phrase having equivalent meaning (e.g., "known to the Company") shall be deemed and construed to include the actual knowledge of each Seller and Gary E. Lee, Michael Wedel and Todd Smith or the knowledge of any Seller or such persons, as the case may be.

     9.12 Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder.

     9.13 Exhibits; Schedules. The Exhibits hereto and the Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     9.14 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

     9.15 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Any electronically transmitted signature hereto shall be deemed an original and binding on the parties hereto.

                            [Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement on the date first written above.

                                        SELLER:


                                        /s/ Robert B. Korbelik
                                        ----------------------------------------
                                        ROBERT B. KORBELIK, individually


                                        SELLER'S TRUST:

                                        THE ROBERT B. KORBELIK TRUST


                                        By: /s/ Robert B. Korbelik
                                            ------------------------------------
                                            Robert B. Korbelik, Trustee


                                        By: /s/ Debra A. Korbelik
                                            ------------------------------------
                                            Debra A. Korbelik, Trustee


                                        BUYER:

                                        PREMIER PNEUMATICS, INC.


                                        By: /s/ Edward B. Cloues, II
                                            ------------------------------------
                                        Name: Edward B. Cloues, II
                                        Title: President

                     GUARANTY OF K-TRON INTERNATIONAL, INC.

     K-Tron International, Inc., a New Jersey corporation and the ultimate parent of Premier Pneumatics, Inc, a Delaware corporation (the "Buyer"), hereby guarantees the prompt payment and performance by the Buyer of all of its obligations under the foregoing Stock Purchase Agreement.

                                        GUARANTOR:

                                        K-TRON INTERNATIONAL, INC.


                                        By: /s/ Edward B. Cloues, II
                                            ------------------------------------
                                        Name: Edward B. Cloues, II
                                        Title: Chairman and Chief Executive
                                               Officer